Exhibit 99.3

News Release

Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1420 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

ACUITY BRANDS ANNOUNCES NEW BOARD MEMBER AND

DECLARES QUARTERLY DIVIDEND

ATLANTA, January 8, 2009 – Acuity Brands, Inc. (NYSE: AYI) announced today that Gordon D. Harnett was elected to the Company’s Board of Directors at its Annual Meeting of Stockholders held earlier today. Mr. Harnett was elected to the class of directors whose term expires at the annual meeting for fiscal year 2010. Mr. Harnett was Chairman, President, and Chief Executive Officer of Brush Engineered Materials, a leading international producer and supplier of high-performance engineered materials, from 1991 until 2006 and he is currently a director of Enpro Industries, Inc., The Lubrizol Corporation, and Polyone Corporation. Mr. Harnett’s addition to the Acuity Brands Board brings the total number of Directors to nine.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, said, “We are pleased to have Gordon join the Company’s Board of Directors. Gordon has a strong and successful background in business and executive leadership and we look forward to his contribution and participation.”

In addition to the election of Mr. Harnett, stockholders re-elected Peter C. Browning, John L. Clendenin, and Ray M. Robinson to the class directors whose term expires at the annual meeting for fiscal year 2010. George C. (Jack) Guynn was also re-elected to the Company’s Board of Directors for a term expiring at the annual meeting for fiscal year 2009.

The Board of Directors of Acuity Brands today declared a quarterly dividend of 13 cents per share (an annualized rate of 52 cents per share). The dividend is payable on February 2, 2009 to shareholders of record on January 20, 2009.

Acuity Brands, Inc. owns and operates Acuity Brands Lighting, Inc. and Acuity Brands Technology Services, Inc. With fiscal year 2008 net sales of approximately $2.0 billion, Acuity Brands Lighting and Acuity Brands Technology Services combined are one of the world’s leading providers of lighting fixtures and related products and services and include brands such as Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics®, Antique Street Lamps™, Synergy® Lighting Controls, SAERIS™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,200 associates and has operations throughout North America and in Europe and Asia.